                         ASSET PURCHASE AGREEMENT


       THIS AGREEMENT, made and entered into on March 7, 1994, by and between GOLDEN WEST TEMPORARY SERVICES, a California corporation
("Seller"), and BARRETT BUSINESS SERVICES, INC., a Maryland corporation
("Buyer").

       WHEREAS, Seller is engaged in providing temporary employment services and payrolling services to a diversified group of customers.

       WHEREAS, Buyer operates a similar business and desires to purchase from Seller and Seller desires to sell to Buyer, certain assets as designated herein, all relating to Seller's business (the "Business");

       WHEREAS, Buyer and Seller have negotiated the general terms and conditions that are to govern the sale of said assets; and

       WHEREAS, as contemplated in the negotiations, the parties now desire to set forth certain representations, warranties, covenants and agreements made as an inducement to the execution and delivery of this agreement (the "Agreement").

       NOW, THEREFORE, Buyer and Seller mutually agree as follows:
       1. Purchase and Sale of Assets. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase all of the following assets (collectively called the "Assets") of Seller, as of the Closing Date, as hereinafter defined. The Assets described below in subparagraphs 1.3 through 1.9 of this paragraph 1, are collectively called the "Intangibles":

       1.1 Equipment. The equipment, furniture, fixtures, automobiles, computers, and supplies used in connection with the Business, which shall be limited to those which are set forth on Schedule "1.1," which is attached hereto, and by this reference incorporated herein (the
"Equipment").

       1.2 Leasehold. Those certain leasehold interests and improvements thereon located at:

       3396 Stevens Creek                2930 Patrick Henry Drive
         Boulevard, Suite 1                  Santa Clara CA 95054
       San Jose CA 95117


       1398 El Camino Real                39170 Fremont Boulevard
       Mountain View CA 94040                    Fremont CA 94538



wherein Seller operates its Business, which leasehold improvements are set forth and described on Schedule "1.2," which is attached hereto, and by this reference incorporated herein. Copies of the four (4) leases have been marked as Schedule "1.2(a)," and have been delivered to the Buyer. Schedule "1.2(a)" is not attached to this Agreement, however, Schedule "1.2(a)" is incorporated into this Agreement, as though fully set forth herein (the "Leasehold").

                                                                  EXHIBIT 2
       1.3 Customer Contracts. The originals or copies of all of Seller's customer contracts wherein Seller provides temporary employees or payrolling services to its customers (the "Customer Contracts"). A list of such Customer Contracts is attached hereto, marked as Schedule "1.3," and by this reference incorporated herein.

       1.4 Customer Lists. All customers who did business with Seller since March 1, 1993, are set forth and listed on Schedule "1.4," attached hereto, and by this reference incorporated herein (the "Customer Lists"). In addition to the above-referenced Customer Lists, on the Closing Date Seller shall transfer to Buyer, by electronic means, Seller's complete Customer Lists and customer information that is stored in Seller's computers or on disks, which information shall include, without limitation, all customers who did business with Seller in 1993 and 1994.

       1.5 Employee Lists and Files. Seller has two (2) distinctly different types of employees. One group consists of employees who currently perform the function of operating the Business of the Seller ("Staff Employees"). The other group of employees are those who perform services for the customers of Seller in the capacity of a payrolled employee or a temporary employee ("Temporary Employees"). Reference to employees, without reference to "staff" or "temporary," shall include both Staff Employees and Temporary Employees. The following information relating to the Staff Employees and Temporary Employees shall be transferred by Seller to Buyer.

       (a) On the Closing Date, Seller shall transfer to Buyer, by electronic means and without limitation, all of the information and data stored in Seller's computers or on disk regarding the Temporary Employees, including, specifically, a list of the Temporary Employees, all data from the Temporary Employees' employment application and the Temporary Employees' work history ("Electronically Transmitted Temporary Employee Files").

       (b) A written list of all of Seller's Temporary Employees who received any form of compensation from Seller during the period of October 1, 1993, through the Closing Date, which list of Temporary Employees has been marked as Schedule "1.5(b)," and has been delivered to Buyer. Schedule "1.5(b)" is not attached to this Agreement, however, Schedule "1.5(b)" is incorporated into this Agreement, as though fully set forth herein ("Written Temporary Employee List").

       (c) All of Seller's Staff Employees are set forth and listed on Schedule "1.5(c)," attached hereto and by this reference incorporated herein ("Staff Employee List").

       (d) The originals or legible copies of all Staff Employees' employment applications, complete personnel file and work history while employed by Seller ("Staff Employee Files").

       (e) Seller's Staff Employees' and Temporary Employees' employment files that are stored off site ("Off Site Files"). The Off Site Files are currently located in three (3) separate storage units, the location of which has been disclosed to Buyer, along with delivery of any and all documents relating to the lease or rental of such storage locations, with appropriate assignment to Buyer and landlord's consent, if necessary. Access to the Off Site Files or current files that may become Off Site Files shall be governed by the provisions of paragraph 8.1(c) of this Agreement.

       1.6 Trade Names, Logos, Etc. All trade names, including, specifically, "Golden West Temporary Services," trademarks and logos owned by Seller used in connection with Seller's Business, which are set forth on Schedule "1.6," which is attached hereto, and by this reference incorporated herein, and any and all variations thereof.

1.7 Manuals. All of Seller's manuals, written warranties and other similar documents then in Seller's possession respecting the Assets.

       1.8 Books and Records. Legible copies of all of Seller's books, records, computer programs, and related software, financial statements and tax returns used in connection with the Business as shall be made available to Buyer upon reasonable request.

       1.9  Goodwill.  Seller's goodwill.

       1.10 Deposits and Prepaid Items (Transferred). All of Seller's deposits and prepaid expenses of any kind or nature which are set forth and described, along with the amounts thereof, on Schedule "1.10" attached hereto, and by this reference incorporated herein (the "Deposits").

       1.11 Other Property. All other property, tangible or intangible, used in the Business, except the assets described in paragraph 2 below.

       2. Assets to be Excluded From Sale. The Assets to be sold under this Agreement shall not include the following:

2.1  Cash.  Cash and cash equivalents.

       2.2 Receivables. Those Seller receivables, both internal or external, that result from Seller's Business accrued for the period ending on the day prior to the Closing Date, regardless of the billing date and as more particularly described in paragraph 11.

       2.3 Employee Benefits; Pension Plans. Any employee benefit, health or welfare plan, profit sharing or pension plans of Seller and policies entered into or issued under the employee benefit, profit sharing or pension plans.

       2.4 Deposits and Prepaid Items (Retained). All of Seller's Deposits and prepaid expenses of any kind or nature which are not included or described on Schedule "1.10."

       2.5 Workers' Compensation Dividends or Refunds. Dividends or refunds due to Seller workers' compensation insurance for policies and activities that ended or occurred on or before December 31, 1993.
Dividends and refunds for workers' compensation insurance policies relating to activity occurring from January 1, 1994, to the day prior to the Closing Date.

       2.6  Stale Dated Checks.  Stale dated checks written by Seller.

       2.7  Other Refunds; Dividends.   Any and all other dividends or
refunds based on Seller's activity prior to the Closing Date.

3. Other Agreements. At Closing, as hereinafter defined, Seller and Buyer and others shall execute and deliver to one another the following agreements:

       3.1 Individual Noncompetition Agreement. Seller is bound by the terms and conditions of a covenant not to compete, as more particularly described in subparagraph 8.1(b). In addition thereto, Richard H. Vaccarello, Vincent G. Vaccarello, Ronald D. Van Horsen, Frank C. Amato, and Lawrence A. Klein, shareholders of Seller (the "Individuals"), at Closing, shall each have executed and delivered to Buyer a separate covenant not to compete ("Individual Noncompetition Agreements") restricting the Individuals' ability to compete with Buyer for two (2) years after the Closing Date. Copies of the Individual Noncompetition Agreements are attached hereto, marked as Schedules "3.1(a)," "3.1(b)," "3.1(c)," "3.1(d)," and "3.1(e)," and by this reference incorporated herein.

       3.2 Employment Agreement. At Closing, as hereinafter defined, Richard H. Vaccarello and Richard Godard (individually the "Employee" and collectively the "Employees") and Buyer shall enter into an employment agreement ("Employment Agreement") wherein Employee shall be employed by Buyer on a full-time basis subject to the terms and conditions contained therein. A copy of each Employment Agreement is attached hereto, marked as Schedules "3.2(a)" and "3.2(b)," respectively, and by this reference incorporated herein.

       4.  Closing Date and Transactions at and Subsequent to the Closing
Date.

       4.1 Closing Date. The Closing of the sale and purchase of Assets (the "Closing") shall take place at the office of the Seller on Monday, March 7, 1994, at 9:00 a.m. The effective date of this Agreement shall be 12:01 a.m., on March 7, 1994, which shall hereafter be referred to as the "Closing Date."

       4.2  Closing Date Obligations.

       (a) Seller shall execute and deliver to Buyer such bills of sale, assignments and other documents and instruments of assignment, transfer and conveyance, and consents and waivers in such form as shall be satisfactory to counsel for Buyer, as are necessary to vest in Buyer good and marketable title to all of the Assets, free and clear of any lien, encumbrance or security interest.

       (b)  Seller shall deliver to Buyer possession of the Customer
Lists, Customer Contracts, Electronically Transmitted Temporary Employee Files, Written Temporary Employee List, Staff Employee Files, and Off Site Files. Seller shall also deliver the following items that are in Seller's possession: sales materials, catalogs, brochures, price lists, advertising and marketing materials and similar materials and other similar documents respecting the Assets and the Business.

       (c) Seller shall execute and deliver to Buyer the assignment of the Leasehold, as such Leaseholds are described on Schedule "1.2," with appropriate landlord consents, and the keys to each Leasehold.

       (d) Seller, Employees, Individuals, and Buyer shall execute and deliver any and all such documents, instruments and agreements, including, specifically, Employment Agreements and the Individual Noncompetition Agreements among Seller, Employees, Buyer, and Individuals, which are required to consummate this transaction in accordance with the terms of this Agreement.

       (e) Buyer shall deliver to Seller the full amount of the purchase price for the Assets as determined pursuant to this Agreement.

       (f) Buyer shall deliver to the Individuals the sums set forth in the Individual Noncompetition Agreements.

       (g) Seller shall have terminated its Staff Employees and shall have paid the Staff Employees their regular compensation on Monday, March 7, 1994, for the Staff Employees' services through March 6, 1994. On the Closing Date, Seller shall pay its Staff Employees any and all amounts that may be due to said Staff Employees for their employment with Seller which may include vacation time, health benefits, or other accrued obligations of the Seller to the Staff Employees.

       4.3  Obligations Subsequent to the Closing Date.

       (a) No later than March 11, 1994, Seller shall pay its payroll obligations for all of its Temporary Employees for services rendered up to and including 12:00 midnight, March 6, 1994, by payment to the Temporary Employees, who have submitted the required time cards by March 11, 1994, all amounts of compensation, bonuses, incentive payments, fringe benefits, or any other amount then accrued, whether or not then due (including, specifically, the fringe benefits referred to as "Holiday Pay" and the "Service Recognition Program," that are then due to the Temporary Employees assigned to Seller's customers, Solectron, Inc., G.S.S. Array, and APAQ; the Holiday Pay and Service Recognition Program obligations that become due to Temporary Employees after the Closing Date shall be the obligation of Buyer), and payment of all payroll obligations and the filing of all returns, including taxes and other direct expenses when such obligations become due, with quarterly payments and adjustments on or before the due date for such obligations. Such payroll obligations shall include payment of wages, benefit payments, vacation, pension contributions, income tax, withholding, FICA obligations, workers' compensation premiums and costs, unemployment and other payroll obligations which are the obligation of Seller directly, or that sum or amount which is withheld from Temporary Employees' compensation, pursuant to either federal, state or local statute or law. Seller shall provide Buyer proof of such payment within ten (10) days after the due date of the return (April 30, 1994) relating to said payroll obligations and shall afford Buyer an opportunity to inspect its books and records to verify that said payments were paid in full. Seller's final payment to its Temporary Employees shall be accompanied with a notice of termination of employment of said Temporary Employees, as of the day preceding the Closing Date.

       (b) Buyer shall pay certain Temporary Employees of Seller for services of such Temporary Employees that occurred before the Closing Date, but for which no Temporary Employees' time card was submitted to Seller by March 11, 1994. Buyer shall be entitled to the full amount of the account receivable from Seller's customer as it relates to such Temporary Employees, including the profit margin.

       5. No Assumption of Liabilities; Employee Matters; Prorates; Lease Obligations.

       5.1 No Assumption of Liabilities. Buyer does not assume and shall not be liable for any obligations or liabilities whatsoever of Seller, whether known or unknown, for all time, unrelated to the Business or the Assets. Seller shall be responsible and liable for all liabilities arising from the Business prior to the Closing Date and Buyer shall be responsible and liable for all liabilities arising from Buyer's operation of the Business after the Closing Date.

       5.2 Employee Matters. Seller shall be responsible for all wages, the withholdings, workers' compensation, payroll deductions, benefits and claims of its Staff Employees and Temporary Employees through the Closing Date. Any claim or cost associated with or arising from any claim of any of Seller's Staff Employees or Temporary Employees, from Seller's termination of any Staff Employee or Temporary Employee, any claim for unemployment compensation, or any claim arising out of Seller's activities prior to the Closing Date shall be the responsibility of Seller. Buyer shall have no obligation to employ any Staff Employee or Temporary Employee of Seller, but Buyer may interview Seller's current Staff Employees or Temporary Employees and consider employing them. As a condition precedent to Buyer employing any person who is or was a Staff Employee or Temporary Employee of Seller, Seller shall first affirmatively terminate said employee and provide Buyer with evidence of such termination. The parties agree that Buyer shall not be deemed a successor employer for any Staff Employee or Temporary Employee of Seller whether or not hired by Buyer.

       5.3 Prorations. Insurance, personal property taxes and assessments, rents, utility charges, any prepaid items, and similar items, if applicable, shall be prorated as of the Closing Date. Said prorations to be based on the number of working days of the relevant period. At the Closing, Seller shall present to Buyer a statement of prorations, which shall be adjusted after the Closing by cash payment from one party to the other due within 30 days of demand.

       5.4 Lease Obligations. Buyer shall assume the obligations under the Leasehold, either by way of assignment and assumption or sublease from Seller, for office space presently occupied by Seller, which are located at:

       3396 Stevens Creek                2930 Patrick Henry Drive
         Boulevard, Suite 1                  Santa Clara CA 95054
       San Jose CA 95117

       1398 El Camino Real                39170 Fremont Boulevard
       Mountain View CA 94040                    Fremont CA 94538

and described in Schedule "1.2," that arise from and after the Closing Date, provided said Leasehold is (i) not in default in payment or performance of any obligations relating to said Leasehold; and (ii) properly assigned with the consent of the landlord who shall certify that the Leasehold is not in default, that all obligations have been paid in full, that there are no deferred obligations not yet due and that Seller has performed all other acts required of it. If Seller is not released from liability from the Leasehold for the period after the Closing Date, Buyer will indemnify and defend the Seller from any liability accruing after the Closing Date which is not caused by or contributed to by Seller.


       6. Purchase Price for the Assets; Consideration for Covenant Not to Compete; Payment.

       6.1 Purchase Price for the Assets. As the purchase price for the Assets (the "Purchase Price"), Buyer shall pay Seller the sum of the following amounts:

       (a) Equipment. A sum equal to the net book value of the fixed assets of the Seller, as established by the audited financial statement of Seller for the year ending December 31, 1993, which financial statement has been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of the Seller, less the net book value of the Leasehold improvements, as described in Seller's financial statement, plus adjustments for additions and deletions from January 1, 1994, to the Closing Date, which have been approved by Buyer. The net book value of the fixed assets shall not exceed the sum of $100,000.

       (b) Leasehold: A sum equal to the net book value of the Leasehold improvements, as established by the audited financial statement of Seller for the year ending December 31, 1993, which financial statement has been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of the Seller, plus adjustments for additions and deletions from January 1, 1994, to the Closing Date, which have been approved by Buyer. The net book value of the fixed assets shall not exceed the sum of $100,000.

       (c)  Intangibles and Goodwill (Other than Covenant Not to Compete):
A sum equal to Four Million Two Hundred Nineteen Thousand Eight Hundred Sixty-eight Dollars ($4,219,868).

       (d) Deposits and Prepaid Items (Transferred). A sum equal to the total amount of the items listed on Schedule "1.10."

6.2 Consideration for Covenant Not to Compete. As consideration for Seller's and Individuals' covenants not to compete, as described in subparagraphs 3.1 and 8.1(b), respectively, of this Agreement, Buyer shall pay Seller the sum of One Thousand Dollars ($1,000), Individual Richard H. Vaccarello, the sum of Two Hundred Thousand Dollars ($200,000), and each of the other Individuals, the sum of One Thousand Dollars ($1,000).

       6.3  Allocation of Purchase Price and Other Payments to Seller.
The Purchase Price, which was not specifically allocated in subparagraphs 6.1(a) and 6.1(b), shall be allocated among the various Intangibles. No portion of the Purchase Price for the Intangibles shall be allocated to the covenant not to compete and no portion of the amounts payable to Seller and Individuals for the covenant not to compete shall be allocated to the Purchase Price for the Intangibles. The above allocation shall occur only after Buyer has had an opportunity to review all books, records and Intangibles of Seller and such allocation shall be in accordance with Buyer's accepted accounting practices.

       (a) Each party shall prepare and file with the Internal Revenue Service Form 8594, setting forth the allocations set forth and established in subparagraphs 6.1 and 6.2 above. An identical copy of the filled-in Form 8594, is to be filed with Seller's, Individuals' and Buyer's respective tax returns for the tax period in which this transaction occurs. A copy of said Form 8594 is attached hereto, marked as Exhibit "6.3(a)," and by this reference incorporated herein.

       6.4 Payment of Purchase Price. The price of the Assets and the covenant not to compete shall be paid as follows:
       (a) At Closing, Buyer shall pay Seller, in cash, by wire transfer or certified check, the entire Purchase Price.

       (b) At Closing, Buyer shall pay Individuals, in cash, by wire transfer or certified check, the sums required of Buyer by each Individual Noncompetition Agreement.

7.  Representations and Warranties.

       7.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer as follows:

       (a) Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, is qualified to do business in each other jurisdiction where the conduct of its Business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its Business as presently conducted, to own and operate its properties and Assets, and to execute, deliver and perform this Agreement to sell Assets. Copies of Seller's Articles of Incorporation and Bylaws have been delivered to Buyer and are complete and correct as at the date hereof. Seller's minute books, which Buyer has received and reviewed during Buyer's due diligence, contain a complete and accurate record of all corporate resolutions and other corporate action of its shareholders and board of directors.

       (b) Corporate Authority. The execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated by this Agreement, have been duly and properly authorized by the board of directors and shareholders of Seller and violates no agreement between Seller and any third party. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance by Seller of the Agreement does not contravene any law, regulation, rules or order binding on it or its Articles of Incorporation or Bylaws and does not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which the Seller is a party or by which the Seller may be bound or affected.

       (c) Title to Assets. All of the Assets exist and are in the possession of Seller. Seller has good and marketable title to all of the Assets, free and clear of all liens, encumbrances, obligations or security interests. The sale and transfer of the Assets to Buyer, pursuant to the terms hereof, will vest in Buyer good and marketable title thereto, free and clear of all liens, encumbrances, obligations, security interests and other title defects of any nature whatsoever. Seller has no notice of violation of any regulation, ordinance, law, order, or requirement relating to its Business or its Assets.

       Seller shall have delivered to Buyer forms of release, termination or waiver of any lien, encumbrance or security interest that may exist against the Assets. The forms of release, termination or waiver shall specifically include Uniform Commercial Code ("UCC") termination statements or release statements as they relate to the security interest of Comerica Bank to Seller's Assets.

       (d) Financial Statements. The audited balance sheet of the Seller as at December 31, 1993 (the "December 31, 1993 Balance Sheet"), fairly presents the financial position of the Seller as at December 31, 1993, and the audited income statements of the Seller for the years ended
December 31, 1990, 1991, 1992, and 1993 (the "December 31, 1990-93 Income
Statement"), fairly presents the results of operations of the Seller for the years ended December 31, 1990, 1991, 1992, and 1993, and all statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of the Seller. The December 31, 1993, Balance Sheet and the December 31, 1993, income statement are referred to collectively in this Agreement as the "December 31, 1993 Statements." The unaudited balance sheet and income statement of the Seller as at January 31, 1994, for the one (1) month period then ended (the "Unaudited Financial Statements"), fairly present the financial position of the Seller as at January 31, 1994, and the results of operations for the one (1) month period then ended and have been prepared in a manner substantially consistent with the December 31, 1993 Statements. There are no adjustments that would be required on audit of the Unaudited Financial Statements that would, individually or in the aggregate, have a material negative effect upon the Seller's reported financial condition. All activity of Seller is reported in its financial statements. There are no off financial statement items and no related party transactions. The Unaudited Financial Statements have been provided to Buyer at the direction of Seller during Buyer's due diligence review of Seller's Business. A copy of the Unaudited Financial Statements are attached hereto, marked as Schedule "7.1(d)," and by this reference incorporated herein.

       (e) No Undisclosed Liabilities; Information. To the best of Seller's knowledge, after due inquiry the Seller and no property of the Seller is subject to any material liability or obligation that was required to be included or adequately reserved against in the December 31, 1993 Statements, the Unaudited Financial Statements or described in the notes thereto and was not so included, reserved against, or described in accor-dance with the generally accepted accounting principles applied in the preparation of such December 31, 1993 Statements or the Unaudited Financial Statements.

       Seller has notified Buyer of any change in the ordinary course of business and of any governmental complaints, investigations or hearings of which it has been advised or the institution or settlement of litigation, and has kept Buyer fully informed of such events.

       (f) Absence of Certain Changes in Condition and Affairs. Between December 31, 1993, and the date of this Agreement, there has not been:

       (i) any change in the Assets, earnings, Business, prospects, or condition (financial or otherwise) of Seller, except changes in the ordinary course of business, none of which has been materially adverse;

       (ii) the incurrence of any liabilities by or on behalf of Seller other than those liabilities incurred in the ordinary course of business, none of which has had a materially adverse effect on the Business or financial condition of Seller;

       (iii) any damage, destruction or loss (whether covered by insurance or not) materially and adversely effecting the Business or properties of Seller;

       (iv) any special bonus or remuneration paid to any officer, director or Staff Employee of Seller, or any general wage or salary increase made for the benefit of the Staff Employees of Seller, except as is paid in Seller's ordinary course of business and except for the compensation paid to Richard H. Vaccarello, which shall be disclosed to Buyer and which is set forth on Schedule "7.1(f)(iv)";

       (v) the incurrence of any commitment or liability by or on behalf of Seller not in the ordinary course of business or the making of any acquisition or purchase by or on behalf of Seller not in the ordinary course of business;


       (vi) any other transaction entered into that has resulted or will result in the transfer by Seller of Assets;

       (vii) any capital transactions that would cause the net book value of the fixed assets of Seller to exceed the sum of $100,000; or


       (viii) a change in accounting methods or practices with respect to Seller or a revaluation of any of the Assets.

       (g) Complete and Authentic Documents and Lists. The Customer Lists, Customer Contracts and Employee Files are the originals of such documents and represent all of the documents and instruments relating to such Customer Lists, Customer Contracts and Employee Files. There are no other Customer Lists, Customer Contracts and Employee Files which are not included in the transaction contemplated by this Agreement. The Customer Lists represent a true and accurate description of every past and present customer of Seller as it relates to the Business within the last one (1) year prior to the Closing Date. There are no past or present customers of Seller, as it relates to the Business within said one (1) year period, that are not included on the Customer Lists. Seller has no knowledge of any information indicating that any of the customers of Seller intend to alter the amount of business they are presently doing with Seller, such as to have a material and adverse effect on the business.

       (h) Assignability; Consents. Each Asset, including, specifically, the Customer Lists, and Employee Files being transferred herein, is assignable. All Customer Contracts that are assignable, will be assigned. The assignment constitutes a legal, valid and binding obligation of Seller which is enforceable against Seller by Buyer.

       Seller has obtained the written consent or waiver of every person or entity whose consent or waiver is necessary, in the opinion of Buyer's counsel, for the consummation of any of the transactions contemplated by this Agreement.

       (i) Legal Proceedings; Liabilities; Solvency. Except as disclosed on Schedule "7.1(i)," there is no litigation, proceeding or investigation pending or threatened against or relating to Seller or to the Assets of Seller before any court or any federal, state, municipal or other government department, commission, board, bureau, agency or instru-mentality. There is no action, proceeding or investigation pending or threatened which questions or might question the validity of this Agreement or any of the transactions contemplated by this Agreement. Since
December 31, 1993, there has not been any material change in the Business financial condition or results of operations of Seller, nor has there been any adverse change in the condition of the Assets or relationships with customers, or any damage, destruction or loss, whether or not covered by insurance, adversely affecting the value of the Assets or the Business relationships with Seller's customers. Seller is solvent and there are no facts, material or information known to Seller that would render Seller insolvent.

       (j) Compliance with Laws. To the best of Seller's knowledge, after due inquiry, the operation of the Business does not violate any applicable federal, state or local ordinance, administrative regulation, restrictive covenant or provision of law. No government approval or filing or registration with any government authority is required for the making and performance by Seller of this Agreement.

       (k) Labor Matters, Agreements or Claims. Seller is not a party to any collective bargaining or other labor agreement. The Staff Employees of Seller are not members of any labor union and there is no current attempt to encourage or achieve such membership. Temporary Employees may or may not be labor union members. Except as disclosed on Schedule "7.1(k)," which is attached hereto and by this reference incorporated herein, there are no discrimination charges or proceedings pending or, to Seller's knowledge, threatened before any federal or state agency. Seller warrants that it has complied with all applicable laws, rules and regulations related to employment, including the Immigration Reform and Control Act of 1986, as amended, and the Consolidated Omnibus Reconciliation Act, as amended, those related to wages, hours (including payment of overtime required by state or federal law), Equal Employment Opportunity, pension and welfare benefits plans and the payment of state and federal payroll taxes, including Social Security taxes. There is no pending or threatened labor disputes, claims, union organizing activity, strike, or work stoppage affecting the Staff Employees of Seller. As a result of the termination of the employment of all Staff Employees and Temporary Employees of Seller, Buyer shall have no liability on or after the Closing Date with respect to any employment agreements covering the employees of Seller and no liability arising in connection with the termination of such Staff Employees and Temporary Employees, including, without limitation, accrued compensation, vacation pay or fringe benefits, or severance pay; except that Buyer shall be responsible for Holiday Pay and the Service Recognition Program obligations that become due after the Closing Date. Prior to Closing, Seller shall deliver to Buyer a true, accurate, and complete list setting forth, for each of Seller's Staff Employees and those Temporary Employees listed on Schedule "1.5(b)," such Staff Employees' and Temporary Employees' compensation, cumulative time worked for Seller from such Staff Employees' and Temporary Employees' hire date, and benefits, including accrued vacation time and sick leave bank as of the Closing Date and each Staff Employee's and Temporary Employee's current vacation year.

       (l) Copyrights, Service Marks and Trade Names. Seller possesses sufficient copyrights, service marks and trade names or licenses or the rights to the foregoing to conduct its Business as now operated, with no conflict with or infringement upon valid copyrights, service marks or trade names or licenses or rights to the foregoing, of others. Seller's ownership of such items is free and clear of all liens, encumbrances, charges or restrictions.

       (m) Absence of Defaults. Seller is not in default of any lease, contract, note, indenture, loan agreement or any other agreement or arrangement, or any court order which affects the Assets and to which Seller is a party or by which it is bound or affected, and neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement will result in any breach or violation of, acceleration of the maturity of or constitute a default under, any such lease, contract, note, indenture, loan agreement or agreement or arrange-ment or any court order. Seller has obtained or will obtain prior to the Closing Date, the consent or waiver of any person, entity or court not a party to this Agreement whose consent or waiver is necessary in the opinion of Buyer's counsel for the consummation of this transaction contemplated by this Agreement.

       (n) Taxes. Seller is and shall be liable and responsible for and shall pay all income, sales and other federal, state or local taxes payable as a result of the operation of Seller's Business and the consummation of the transaction contemplated by this Agreement. Except as disclosed on Schedule "7.1(n)," which is attached hereto and by this reference incor-porated herein, Seller has timely filed all federal, state, foreign and/or local tax returns and tax information returns required to be filed and has paid all taxes, interest, deficiencies and penalties due and payable with respect to the income, operation or properties of Seller and has paid or made provision for the payment of all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by Seller. Seller has made and will make, provision for the payment of all taxes, whether then due or not, interest payments, deficiencies, and penalties accruable for the United States or any other taxing authority and is not delinquent in the payment of any installment or obligation of any kind or nature of any tax or government charge of any nature whatsoever, including (by way of illustration and not limitation) all income, sales, Federal Insurance Contribution Act (FICA) taxes. To the best of Seller's knowledge, after due inquiry, there are no taxes owed or owing by Seller which, if not paid by Seller, could or may result in a claim, charge, tax or assessment being asserted against Buyer under a theory of transferee liability based on equitable principles, statute or contract. No audit, examination, inquiry or investigation is presently being conducted or threatened nor has such occurred within the last three (3) years by any taxing authority. Seller has withheld (and timely paid to the appropriate government) proper and accurate amounts from its employees for all periods in full and in compliance with all tax withholding provisions (including, without limitation, income, FICA and unemployment and withholdings for all forms of compensation) of applicable federal, state and local laws.

       (o) Absence of Seller's Employment Contracts. There are no employment agreements or employee benefits other than regular wages and salaries paid or granted by Seller which have not been disclosed in writing to Buyer. Since December 31, 1993, Seller has not increased the rate of compensation or made any bonuses to any Staff Employees or Temporary Employees, except as is paid in Seller's ordinary course of business or except as disclosed to Buyer. There are no amounts owing to Seller from any of the Staff Employees or Temporary Employees or shareholders of Seller or to any of such Staff Employees or Temporary Employees from Seller. Seller shall be responsible for payment of all wages, benefits and claims of its Staff Employees and Temporary Employees, including, but not limited to, any claim arising out of the transaction contemplated by this Agreement.

       Seller has, as of the Closing Date, terminated all Staff Employees of Seller. Seller has, as of the date of final payment due to Temporary Employees, terminated the Temporary Employees effective the day prior to the Closing Date. Seller shall have complied with all laws regarding termination of employees, including, specifically, and without limiting the generality of the foregoing, the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and the Worker Adjustment and Retraining Notification Act ("WARN Act") and Seller is solely responsible for all liabilities arising from such termination, including, without limitation, accrued compensation, vacation pay, fringe benefits and payments to the employees of any benefits before the Closing Date.

       Seller does not maintain a pension, profit sharing or any other type of qualified retirement plan. No pension plan or trust has been terminated, which termination could result in the imposition of a lien on any property of the Seller and there have been no "reportable events" (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA; no pension plan or trust has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA; and the required allocations and contributions to pension plans will not violate Section 415 of the Code. Buyer will have no liability with respect to any obligation relating to this paragraph.

       Neither the Seller nor any member of a Controlled Group of which Seller is a member ["Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Seller are treated as a single employer under Section 414(b) or 414(c) of the Code] nor any pension, profit sharing, 401(k) or any other type of retirement plan ("Plan") or any of them will (i) engage in any "prohibited trans-action" as such term is defined in Section 4.06 or Section 2003(a) of ERISA; (ii) incur any "accumulated funding deficiencies" (as such term is defined in Section 3.02 of ERISA) whether or not waived; (iii) terminate any Plan in a manner which could result in the imposition of a lien on any property of the Seller or any member of the Controlled Group pursuant to
Section 4068 of ERISA; or (iv) violate state or federal securities laws applicable to any Plan.

       (p) Effect of Agreement. The execution, delivery and performance of this Agreement by Seller in consummation of the transaction contemplated hereby will not:

       (i) violate any provision of law, statute, rule or regulation or any judgment, order, writ or decree of any court applicable to Seller; or

       (ii) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, or constitute a default under the Articles of Incorporation or Bylaws of the Seller; or

       (iii) render Seller insolvent when considering all of the assets and liabilities of Seller; or

        (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, lease, agreement, or other instrument or obligation to which Seller is a party or by which Seller or the Assets may be bound; or

       (v) result in the creation or imposition of any lien of any kind or nature against the Seller or any of the Assets.

       (q) Books of Account. The books of account of Seller reflect all of the items of income and expense (including accruals) and all assets and liabilities of Seller, as it relates to the Business, in accordance with generally accepted accounting principles.

       (r) No Omission of Material Fact. No representation or warranty made in this Agreement by Seller and no document or instrument furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transaction contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make statements contained therein not misleading.

       (s) Workers' Compensation. Seller has timely filed all workers' compensation applications, forms, returns and documents required to be filed and shall have paid its premiums, charges and assessments that have accrued, or are due, or may become due under its regular premium payment schedule. Seller has made provision for payments, after Closing, of amounts, if necessary, for premiums, claims, costs, expenses, charges, and assessments that have accrued or may become due after the Closing Date for activity, claims, adjustments, or accrual before the Closing Date. No audit, examination or investigation is presently being conducted or threatened by any carrier or former carrier of Seller's workers' compensation coverage other than the annual workers' compensation audit. All information, applications, reports or instruments submitted to Seller's workers' compensation carrier (past or present) were truthful, accurate and contained no information that was misleading or omitted from the information necessary to make the same not misleading to such carrier regarding issues concerning Seller's experience rating and the status of Seller's stock ownership and identification of the true owners of such stock.

       (t) Discrimination, Environmental Protections, Occupational Safety and Other Statutes and Regulations.

       (i) To the best of Seller's knowledge, after due inquiry, Seller is presently and has at all times in the past been in compliance with all rules, regulations and orders of each federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality with jurisdiction over Seller or Seller's operations on or off Seller's premises, including, but not limited to, all environmental and safety laws, rules and regulations with respect to Seller's real and personal property.

        (ii) None of the local, state or federal governments have alleged that Seller is not in compliance with any law, rule, regulation, or order; none of the federal Environmental Protection Agency, or state agencies having jurisdiction over environmental matters, any other state environmental agency, or the Occupational Safety and Health Administration ("OSHA") is engaged in an investigation of Seller with regard to its operations on or off of Seller's business premises or the condition of Seller's business premises.
       (iii) Except for small amounts of toner, flux remover and P.C. board cleaner, which are used in the ordinary course of Seller's Business, Seller has no knowledge that any Hazardous Substance is or has been used, treated, stored, disposed of, released, spilled, refined, generated, manufactured, transported, or otherwise handled on or at any of the locations where Seller operates its Business ("Location") or any property adjacent to the Location, or has otherwise come to be located on or under the Location, and all operations conducted at the Location are in compliance with all Environmental Laws; to the best of Seller's knowledge, after due inquiry, no Asbestos-Containing Material is present in any of the improvements at the Location or is otherwise located thereon, and the Location and all operations conducted thereon, are in compliance with all federal and state statutes and regulations relating to Asbestos; and no underground storage tanks, whether in use, abandoned or decommissioned are on or under the Location.


       (iv)  For purposes of this Agreement, the following are defined:


       (1) The term "Environmental Laws" means any and all present federal, state and local laws (whether under common law, statute, rule, regulation, or otherwise), permits, licenses, ordinances and other requirements of governmental authorities relating to the protection of human health or the environment or to any Hazardous Substance. Such laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Clean Water Act; Clean Air Act; Hazardous Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts.


       (2) The term "Hazardous Substance" is used in this Agreement in its very broadest sense, and refers to materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a threat or potential hazard to human health or the environment when stored, used, treated, held, existing, released, emitted, discharged, generated, processed, manufactured, abated, removed, disposed of, transported, or otherwise handled. "Hazardous Substance" shall include, but shall not be limited to, (a) any chemical, compound, material, mixture, or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "toxic waste," "infectious waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list or classify substance by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity," and (b) Asbestos, Asbestos-Containing Material, petroleum, petroleum products, including crude oil and any fraction thereof, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

       (u) Insurance. Seller has insurance in force which is described on Schedule "7.1(u)." Seller is not now liable, nor has it received notice from any insurance carrier that it will be liable, for any retroactive premium adjustments. All insurance policies are valid and enforceable in full force and effect, and all premium payments are current.

       (v) Leases. Schedule "1.2(a)" is a true and accurate copy of the leases or arrangements under which Seller holds or operates any real property used in the Business, and the leases or agreements under which the Seller leases, holds or operates any personal property used in its Business.

       The leases are valid, subsisting, in full force and effect, binding and enforceable in accordance with their terms, there exists no default by Seller (or event or condition which, with notice or lapse of time, or both would constitute a default) under the leases or agreements with respect to any term of the leases. There are no deposits, rent escalations or deferred obligations on such leases that Seller has not disclosed in this Agreement. There is no pending or threatened condemnation or similar proceedings affecting the lease properties included among the purchase Assets, nor are they the subject of any special assessment, and the Seller has received no notice that any proceeding or special assessment is pending or has been proposed.

       All leases are bona fide, arms-length transactions. The Lessors of the above-referenced leases are not parties that are related to the Seller or Seller's shareholders.

       (w) Conduct of Business. Seller has, since October 1993, when Seller and Buyer commenced negotiations for the purchase of the Business through the Closing Date:

       (i) Conduct of Business. Conducted the business in the usual, regular and ordinary course, and in substantially the same manner as previously conducted and maintained and refrained from taking any action that would make any of the representations or warranties of Seller con-tained in this Agreement untrue or that would result in any material change in the business.

           (ii) Performance of Contracts. Performed in all material respects all of the respective obligations under agreements, contracts or commitments and instruments relating to or affecting the business of Seller.
          (iii) Liability. Refrained from incurring any obligations or liabilities (absolute or contingent) other than those that are usual and normal in the ordinary course of business of Seller. The net book value of the fixed assets of Seller shall not exceed the sum of $100,000.

           (iv) Insurance. Maintained all insurance coverage, in force and effect, (or like policies) on the business and employees of Seller.

           (v) Maintain Status Quo. Used its best efforts to preserve intact the business organization of Seller and kept available the services of its present employees and preserved its relationship with customers and others having business relationships with it.

           (vi) Accounting. Seller has not changed or modified its accounting practice or procedure.

            (x) Permits, Licenses and Compliance with Applicable Laws. Seller has all material permits, licenses and approvals of governmental and administrative authorities to own and lease the Assets and to carry on the Business as presently conducted, and attached hereto as Schedule "7.1(x)," is the list of all such permits, licenses and approvals. Seller has deliv-ered to Buyer copies of all such permits, licenses and approvals. Such permits, licenses and approvals which are material to the conduct of the Business and to the best of Seller's knowledge, after due inquiry, are in full force and effect and no suspension or cancellation of them is pending nor are such proceedings threatened. Seller is not in default under or in violation of any respect under any executive, legislative, judicial or administrative ruling, order, writ, injunction, or decree. Seller, in the conduct of the Business, is in compliance in all material respects with all federal, state and local laws, statutes, ordinances and regulations, the failure to comply with which would have a material adverse effect on the Business or the Assets, including, but not limited to, those relating to wages, hours, discrimination of employment, collective bargaining, payment and withholding of taxes, zoning, occupational, safety and health, immigration and Environmental Laws.

       (y) Brokers and Finders. Seller has employed John Hamachek & Company as its agent in connection with the transaction contemplated by this Agreement. Seller shall be obligated to said agent for any and all claims, costs, fees, or charges by said agent for a brokerage commission, finder's fee or other like payment, and Seller hereby agrees to indemnify and defend Buyer against any such claims, costs, fees, or charges.


Seller has not employed any other broker or other finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee or other like payment. Seller hereby agrees to indemnify and defend Buyer from any claims against Buyer by a broker or finder asserting a claim by or through the Seller.

       (z) Materiality Standard. Seller shall not be in violation of the above-referenced representations and warranties unless the misrepresentation is material. A misrepresentation of an individual representation and warranty is material if it exceeds $5,000. Misrepresentation of more than one representation and warranty is material if such misrepresentations are in the aggregate, in excess of $20,000.

7.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

       (a) Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its business as presently conducted.

       (b) Corporate Authority. The consummation of the transaction contemplated by this Agreement will be duly and properly authorized by the board of directors of Buyer and will violate no agreement between Buyer and any third party. The execution, delivery and performance by Buyer of this Agreement does not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and will not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which the Buyer is a party or by which the Buyer may be bound or affected.

       (c) Effect of Agreement. The execution, delivery and performance of this Agreement by Buyer and consummation of the transaction contemplated hereby will not:

       (i) violate any provision of law, statute, rule or regulation or any judgment, order, writ or decree of any court applicable to the Buyer; or

       (ii) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, or constitute a default under the Articles of Incorporation or Bylaws of Buyer; or

   (iii) render Buyer insolvent when considering all of the assets and liabilities of Buyer.

     (d) Brokers and Finders. Buyer has not employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee or other like payment. Buyer hereby agrees to indemnify and defend Seller from any claims against Seller by a broker or finder asserting a claim by or through the Buyer.

8.  Covenants.

       8.1 Seller's Covenants. Seller agrees to do all of the following, unless the Buyer shall otherwise consent in writing:

       (a) Payment of Retained Liabilities. Seller covenants that it shall pay and discharge in full all of its liabilities as they become due and payable, whether before or after Closing, in accordance with their terms.

       (b)  Covenant Not to Compete of Seller; Confidentiality.

       (i) For purposes hereof, all confidential information with respect to the Business (including, without limitation, its trade secrets and information about the names of Staff Employees and Temporary Employees and customers) constitute "Company Confidential Information." Seller acknowl-edges that it had in the past and will continue to have access to Company Confidential Information, and that improper use or revelation of the same by it could cause serious injury to the business of Buyer. For two (2) years following the Closing Date, Seller will not use or disclose to any other party Company Confidential Information, which shall have come or shall hereinafter come into its possession, for its own private benefit or, directly or indirectly, for the benefit of any business which is or may be similar or competitive with the business of the Buyer, including, specifically, any business which is involved in any way with the temporary employment, payrolling services or employee leasing business in the marketing area of Alameda, San Mateo and Santa Clara Counties of the state of California ("Restricted Area").

           (ii) For two (2) years following the Closing Date, Seller shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of and/or assist, or be connected in any manner, directly or indirectly, with any business that is similar to that of Seller's Business being sold to Buyer herein, including, but not limited to, employee leasing, payrolling services and the temporary employment business in the Restricted Area (whether as an officer, director, partner, shareholder, proprietor, investor, associate, employee, consultant or otherwise), nor shall Seller divert or attempt to divert from Buyer any past, present or prospective Staff Employees, Temporary Employees or customers of the Business of the Buyer or Seller.

          (iii) Seller agrees that the forgoing restrictions are reasonable under the circumstances, considering the fact that Seller is selling to Buyer the Business; however, if it shall be finally determined by any court of competent jurisdiction that the scope or duration of the restrictions is unreasonable, then the court so holding may enforce such reasonable restrictions as the court deems necessary to protect the rights and interests of the Buyer to the fullest extent permissible by law.

           (iv) In the event that the time for which the obligations of Seller under this subparagraph 8.1(b) are reduced as a result of any legal action, claim, request for relief or legislative enactment, the amounts to be paid, if any, in accordance with subparagraph 6.2 above shall not be reduced or otherwise modified unless such reduction in time results from any legal action initiated by Seller.

       (v) Seller acknowledges that any violation of the provisions of this subparagraph 8.1(b) will cause serious and irreparable damage to Buyer. Seller further acknowledges that it might not be possible to measure such damages in money. Accordingly, Seller further acknowledges that, in the event of breach or threatened breach of the provisions of this subparagraph 8.1(b) Buyer, in addition and as a supplement to such other rights and remedies, including recovery of money damages, may seek an injunction or restraining order, restraining Seller from performing any act in violation of the provisions of this subparagraph 8.1(b).


       (vi) Notwithstanding the foregoing provisions to the contrary and not before one (1) year after the Closing Date, Seller may make a written request that Buyer modify the terms of the restrictions of this subparagraph 8.1(b). The written request of Seller shall specifically describe the proposed activity in which Seller wishes to engage and describe with particularity the market area within the Restricted Area that said activity will impact. Seller must obtain the written consent of Buyer to engage in the proposed activity which otherwise is in violation of this paragraph 8. Buyer shall not unreasonably withhold consent; provided, however, Buyer may consider, among others, the following factors in determining whether or not to consent to Seller's request: (a) Buyer is engaged in the activity described by Seller; (b) Buyer is planning to engage in the described activity within the next year; or (c) the described activity has an adverse impact on the Buyer's business.


       (vii) Notwithstanding the foregoing provisions to the contrary, Seller may purchase shares of publicly traded stock listed on any stock exchange, including, without limiting the foregoing, the NASDAQ National Market, of companies which are similar or competitive to the Business of Buyer provided that Seller does not participate in said companies' policy, management or operation in any manner whatsoever.

       (c) Post Closing Inquires. After the Closing Date, Seller shall respond and provide all information and documents requested of it in connection with any inquiries, demands or filing requirements by any and all court orders, lawfully issued subpoenas or government authorities, whether federal, state, local, or private, as such inquiries may relate to Seller's activity prior to the Closing Date. Buyer will permit Seller access to the Off Site Files in an effort to assist Seller in satisfying the inquiries. Seller agrees to reimburse Buyer for any out-of-pocket costs and consequential damages to Buyer as a result of Seller's breach of this provision.

8.2 Buyer's Covenant. Buyer agrees to do all of the following, at Buyer's sole cost, unless the Seller shall otherwise consent in writing:

       (a) Post Closing Inquiries. After the Closing Date, Buyer shall respond and provide all information and documents requested of it in connection with Staff Employee and Temporary Employee matters, as such inquiries pertain to unemployment taxes, domestic relation matters, credit checks, and Staff Employee and Temporary Employee work history for those Staff Employees and Temporary Employees who were employees of Seller and the information related thereto is part of the Off Site Files.

       (b) Maintenance of Off Site Files. Buyer will maintain the Off Site Files for seven (7) years. Each year Buyer shall be allowed to dispose of the oldest year thereby always maintaining a minimum of seven
(7) years of Off Site Files. Seller is currently involved in an Internal Revenue Service audit for tax year 1986 which relates back to 1982. All Off Site Files have been maintained for that period. Buyer shall be permitted to dispose of the appropriate years in question upon written notification from Seller indicating the conclusion of the dispute. Upon request, Seller will be permitted access to the Off Site Files at such reasonable times as may be mutually agreed upon by Seller and Buyer.

9. Effect of Survival of Representations and Warranties; Indemnification; Bulk Sales.

       9.1 Effect and Survival of Representations and Warranties by Seller; Indemnification by Seller; Bulk Sales.

       (a) True on Closing Date. The representations and warranties made by Seller in this Agreement shall be true on the Closing Date.

       (b) Survival Past Closing Date. Except as otherwise provided herein, notwithstanding any investigation by Buyer, the representations and warranties Seller in this Agreement shall survive for one (1) year and shall not merge in the performance of any obligation by any party to this Agreement. Buyer must assert a claim against Seller with respect to such representations and warranties prior to the expiration of the one (1) year period, by given notice thereof pursuant to the provisions of subparagraph 9.1(c) hereof, in order for such claim to survive beyond one (1) year.

       (c) Indemnification by Seller. Seller shall indemnify Buyer and hold Buyer harmless, on an after-tax basis, from and against any and all damages, liens, taxes, assessments, premium charges, obligations, recoveries, deficiencies, losses, claims, liabilities, demands, charges, suits, interest, penalties, costs or expenses, whether accrued, contingent or otherwise (including, but not limited to, court costs and reasonable attorneys fees) (collectively the "Losses") to which Buyer may be subjected or to which Buyer may incur arising out of:

       (i) any misrepresentation or breach of any of the representations and warranties of Seller contained herein or any documents, certificates, schedules or exhibits given or delivered to Buyer by or on behalf of Seller pursuant to or in connection with this Agreement;

       (ii)  any other breach of this Agreement by Seller;

       (iii)  the conduct of the Business prior to and through the Closing
Date; or

       (iv) any transferee or successor liability imposed on Buyer by statute, case law or any other manner whatsoever.

       The Buyer shall promptly notify Seller of the existence of any Losses or other matter to which Seller's indemnification obligation would apply, and give the Seller a reasonable opportunity to defend the same at Seller's own expense, and with counsel of Seller's own selection reasonably satisfactory to Buyer. Buyer shall, at all times, also have the right to fully participate in the defense, at its own expense. If Seller, within a reasonable time after that notice, but not later than 15 days, fails to defend, the Buyer shall have the right, but not the obligation to, undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the Losses or other matter on behalf, for the account, and at the risk, of the Seller.

       (d) Bulk Sales Indemnification. It will not be practical to comply or attempt to comply with the procedures of the Uniform Commercial Code - Bulk Transfers Law, if applicable, or any similar law of any other state which may be asserted to be applicable to the transaction con-templated in this Agreement. Accordingly, to induce Buyer to waive any requirement for compliance with the procedures of any Bulk Sales Law, Seller agrees that the indemnity provisions of subparagraph 9.1(c) above, shall apply to any claim asserted against Buyer arising out of, or resulting from the failure of Buyer or Seller to comply with or perform, any actions in connection with, in preparation for, or incident to, the transactions anticipated in this Agreement which might be required under the terms and provisions under any Uniform Commercial Code - Bulk Transfers Law or similar law, or which may be asserted to be applicable.

9.2 Effect and Survival of Representations and Warranties of Buyer; Indemnification by Buyer.

       (a) True on Closing Date. The representations and warranties made by Buyer in this Agreement shall be true on the Closing Date.

       (b) Survival Past Closing. Except as otherwise provided herein, the representations and warranties of Buyer in this Agreement shall survive for a period of one (1) year following the Closing Date. Seller must assert the claim against Buyer with respect to such representations and warranties prior to the expiration of the survival period by giving notice thereof pursuant to subparagraph 9.2(c), in order for such claim to survive beyond one (1) year.

       (c) Indemnification by Buyer. Buyer shall indemnify Seller and hold Seller harmless, on an after-tax basis, from and against any and all Losses to which Seller may be subjected or which Seller may incur resulting or arising out of:

       (i) any misrepresentation or breach of any of the representations and warranties of Buyer contained herein or any documents, certificates, schedules or exhibits given or delivered to Seller by or on behalf of Buyer pursuant to or in connection with this Agreement.

       (ii)  any other breach of this Agreement by Buyer; or

     (iii)  the conduct of the Business after the Closing Date.

       The Seller shall promptly notify the Buyer of the existence of any Losses or other matter to which Buyer's indemnification obligation would apply, and give the Buyer a reasonable opportunity to defend the same at Buyer's own expense, and with counsel of Buyer's own selection reasonably satisfactory to Seller. Seller shall, at all times, also have the right to fully participate in the defense, at its own expense. If Buyer, within a reasonable time after that notice, but no later than 15 days, fails to defend, the Seller shall have the right, but not the obligation to, undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the Losses or other matter on behalf, for the account, and at the risk, of the Buyer.

10.  Conditions to Obligations to Close.

       10.1 Conditions to Buyer's Obligations to Close. The obligations of Buyer under this Agreement are subject to the satisfaction, prior to or at the Closing Date, of each of the following conditions precedent:

       (a) Continued Truth of Representations and Warranties. All of the representations and warranties made by Seller in this Agreement will be true on the Closing Date.

       (b) Performance of Covenants. Either prior to or at Closing Date, Seller will have performed and complied with all of the covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller by that date.

       (c) Authorization and Corporate Documents. The execution and delivery by Seller of this Agreement, and the transaction contemplated by this Agreement, will have been duly authorized by the board of directors and shareholders of Seller as required by law, and Seller will have delivered to Buyer complete and correct copies, certified by its secretary or assistant secretary, of all resolutions and any other documents or instruments affecting such authorization. Buyer shall have been authorized by the board of directors of Buyer to complete this transaction.

       (d) Delivery of Documents. All documents and instruments required to be delivered to Buyer by Seller at the Closing Date will have been tendered for delivery to Buyer by Seller.

       (e) No Litigation. No litigation will have been commenced or threatened which would prevent or limit the ability of Buyer or Seller to consummate the transaction contemplated by this Agreement or any other suit which, if resolved adversely to such party, would materially and adversely affect the financial condition, Business, property, Assets, or prospects of such party.

       (f) Consents. All consents, approvals, permits, licenses, and authorizations of any person, shareholders of Seller, landlord, government authorities, courts or private agencies, which, in the opinion of counsel for Buyer, are necessary or appropriate in connection with the consummation of the transaction contemplated by this Agreement, shall have been obtained to the satisfaction of Buyer and its counsel.

       (g) No Material Adverse Change. There will have occurred no material adverse change in the Business, business prospects, financial condition or Assets of the Business from December 31, 1993, through the Closing Date.

10.2 Conditions to Seller's Obligations to Close. The obligations of Seller under this Agreement are subject to the satisfaction, prior to or at the Closing Date, of each of the following conditions precedent:

       (a) Continued Truth of Representations and Warranties. All representations and warranties made by Buyer in this Agreement will be true on the Closing Date.

       (b) Authorization and Corporate Documents. The Closing of the transaction contemplated by this Agreement, will have been duly authorized by the board of directors of Buyer and Buyer will have delivered to Seller complete and correct copies, certified by its secretary or assistant secretary, of all resolutions and other documents or instruments affecting such authorizations.

       (c) Performance. Either prior to or at the Closing Date, Buyer will have performed and complied with all of the agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer by that date.

11. Collection of Seller's Accounts Receivable. At Closing, or as soon as practicable thereafter, Seller will deliver to Buyer a schedule of Seller's accounts receivable resulting from business accrued for the period ending on the Closing Date. Buyer will maintain the address where Seller's fees are currently remitted at 2930 Patrick Henry Drive, Santa Clara, California 95054. For 120 days after the Closing Date, invoices issued by Buyer in connection with the Business will require remittance to 2930 Patrick Henry Drive, Santa Clara, California 95054. Upon the expiration of the 120 day period, Buyer shall have no restriction on the address or post office box that remittances are to be made in connection with invoices generated from the Business.

       If a remittance received by Seller should include payment for services after the Closing Date or for services before and after the Closing Date, Seller shall not negotiate the instrument, but shall, by the end of the next business day, deliver the instrument to Buyer. Buyer shall negotiate the instrument, retain the proceeds thereof that were for ser-vices provided after the Closing Date and remit, by the end of the next business day, the balance, if any, to Seller for services that were rendered prior to the Closing Date.
       If Buyer shall receive a remittance that includes payment only for services performed prior to Closing, Buyer shall not negotiate said instrument, but shall, by the end of the next business day, deliver the instrument to Seller. On Buyer's receipt of a remittance that includes payment for services before and after the Closing Date, Buyer shall deposit the remittance in Buyer's account, retain that portion of the remittance for invoices generated by Buyer and, by the end of the next business day, deliver the balance of the remittance to Seller.

       If Buyer shall receive a remittance which does not indicate that it is payment for services before or after the Closing Date, Buyer shall request the payor to designate the remittance to specific invoices and Buyer shall than make the appropriate allocation and disburse the proceeds accordingly. For those remittances that no invoice designation can be made, the remittance will be applied to the oldest outstanding invoice.

       Buyer shall be entitled to an account receivable that is attributable to services that were rendered by Seller's Temporary Employees prior to Closing, if Buyer paid the Temporary Employees based on a time record that was submitted to Buyer after Seller made its final payroll for Temporary Employees.

       For one (1) year after the Closing Date, Buyer will allow Seller reasonable access at reasonable times to records, computers and equipment in order for Seller to wind up its accounting, issue appropriate W-2's for 1994, complete payroll reports, financial statements, tax returns, and monitor its accounts receivable. Buyer will provide space and power for the computer that Seller sold to Buyer.

    12.  Miscellaneous.

       12.1 Waiver of Conditions. Any of the conditions set forth in this Agreement may be waived, in whole or in part, by the party for whom the condition benefits. Any such waiver shall be in writing, and no such waiver or failure to insist on strict compliance with any covenant, condition or agreement herein shall operate as a waiver of, or estoppel with respect to any subsequent or other failure.

       12.2 Expenses. Each party shall pay its own fees and expenses incurred in connection with this Agreement, including, but not limited to, attorneys and accountants fees, without regard to whether the purchase of Assets, as contemplated herein, is consummated.

          12.3  Further Assurances and Additional Instruments.

       (a) Upon the reasonable request of Buyer at any time and from time to time following the Closing Date, Seller, its officers or directors, or both, as appropriate, without further consideration shall execute and deliver to Buyer such further documents or instruments of assignment, transfer, conveyance, endorsement, direction or authorization as Buyer or its counsel may reasonably request in order to perfect the title of Buyer, or its successors and assigns in and to the Assets or otherwise to fulfill the purpose and intent of this Agreement.

       (b) At any reasonable time or times following the Closing Date, but only to the extent reasonably necessary to the conduct of the Business, Seller shall allow employees, attorneys, accountants and other authorized representatives of Buyer free and full access to Seller's books, records, documents and correspondence, as it relates to the Business, and shall make the same available to Buyer at a place to be designated by Buyer.

       12.4 Notices. Any notice, request, instruction, or other document or instrument required or permitted by this Agreement shall be in writing and shall be given to either Seller or Buyer and shall be deemed to have been given on the date when such notice, request, instruction, or other document or instrument is personally delivered or 48 hours after deposited in the United States Mail, registered or certified, postage prepaid and addressed to the appropriate party at the address set forth on page 1 of this Agreement or to such other address as may be given by notice as provided herein.

       12.5 Headings. The underlined paragraph and subparagraph headings used in this Agreement are for convenient reference only and are not intended to affect the meaning or construction of any provision of this Agreement.

       12.6 Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and their respective successors, heirs, devisees, transferees and assigns.
       12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
       12.8 Arbitration. All disputes between the parties under this Agreement shall be submitted to binding arbitration in Santa Clara County, California, and in accordance with the then current Commercial Arbitration rules of the American Arbitration Association (the "Association"). Notwithstanding the provisions of this paragraph, either party may seek appropriate injunctive relief in a court of appropriate jurisdiction for any breach or any threatened breach, of the other party's ongoing obligations. The nonprevailing party shall bear the expenses, including attorneys fees and costs, in the arbitration or judicial proceeding, unless the arbitrator or court determines otherwise. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

       The procedure for arbitration shall be in accordance with the Association's then existing rules, except that each party may select one
(1) arbitrator, and the two (2) selected arbitrators shall choose a third arbitrator. If either party fails to select an arbitrator within ten (10) days after arbitration is sought, or the two (2) arbitrators fail to select a third arbitrator within 15 days after arbitration is sought, the Association shall make the selection.

       12.9 Entire Agreement; Amendment. This Agreement and the collateral documents and instruments called for herein to consummate this transaction and the agreements referred to in paragraph 3, comprise the entire agreements of the parties and may not be amended or modified, except by written agreement of the parties. No provision of the aforementioned agreements may be waived, except in writing, and only in the specific instance and for the specific purposes for which given.

       12.10 Schedules. The schedules attached hereto and referred to herein are part of this Agreement for all purposes. The terms which are defined in this Agreement shall have the same meaning when used in the schedules hereto.

       12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when fully and properly executed, shall be deemed to be an original.

       12.12 Default and Remedies. If any party defaults in the performance of any term, covenant, condition or obligation under this Agreement, the nondefaulting party may pursue any and all remedies available to such party. The rights and remedies provided herein are cumulative and not exclusive of any other right or remedy provided by law.


       12.13 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforcement of any such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or enforceable in any respect.

       2.14 Attorneys Fees. In the event it is necessary for any party hereto to institute a proceeding in connection with this Agreement or breach thereof, the prevailing party in such proceeding shall be entitled to reimbursement for its reasonable attorneys costs, expenses and attorneys fees incurred, including fees incurred on any appeal or review.

       12.15 Post-Judgment Attorneys Fees. If the services of an attorney are required by any party to enforce a judgment rendered in connection with this Agreement, the judgment creditor shall be entitled to reasonable attorneys fees, costs and other expenses, and such fees, costs and expenses shall be recoverable as a separate item. This provision shall be severable from all other provisions of this Agreement, shall survive any judgment, and shall not be deemed merged into the judgment.

       12.16 Cross Default. Any default under this Agreement shall be deemed a default under the agreements referred to in paragraph 3; any default under the agreements referred to in paragraph 3 shall be a default under this Agreement.

       12.17 Gender. In construing this instrument and whenever the context hereof so requires, the masculine gender includes the feminine and neuter and the singular includes the plural.

       12.18 Public Announcement. Seller and Buyer shall agree as to the content and the timing of the announcement of this transaction to the public. Until such time as the parties shall decide to announce the transaction, all aspects thereof shall remain confidential except as required to fulfill the obligations of this Asset Purchase Agreement and as otherwise required by law.

       12.19 Counsel. Each party has been represented by its counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel prepared the same.

       12.20 No Duress. This Agreement has been negotiated at arms-length and neither party has acted under economic or other type of threat, coercion, influence, or duress.

       12.21 Time of Essence. Time is expressly declared to be strictly of the essence of this Agreement and the performance of each and every provision hereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first herein written.

                                                          Seller:
       Golden West Temporary Services



                              By ________________________________
                                   ______________________________

                              Title:  ___________________________


                                                           Buyer:
       Barrett Business Services, Inc.



                              By ________________________________


William W. Sherertz, President
List of Schedules:

Number

1.1                                                     Equipment
1.2                                                     Leasehold
1.2(a)                                                     Leases
1.3                                            Customer Contracts
1.4                                                Customer Lists
1.5(b)                            Written Temporary Employee List
1.5(c)                                        Staff Employee List
1.6                                      Trade Names, Logos, Etc.
1.10                       Deposits and Prepaid Items Transferred
3.1(a)            Noncompetition Agreement--Richard H. Vaccarello
3.1(b)            Noncompetition Agreement--Vincent G. Vaccarello
3.1(c)             Noncompetition Agreement--Ronald D. Van Horsen
3.1(d)                   Noncompetition Agreement--Frank C. Amato
3.1(e)                Noncompetition Agreement--Lawrence A. Klein
3.2(a)                Employment Agreement--Richard H. Vaccarello
3.2(b)                       Employment Agreement--Richard Godard
6.3(a)                                                  Form 8594
7.1(d)                             Unaudited Financial Statements
7.1(f)(iv)                   Richard H. Vaccarello's Compensation
7.1(i)                   Legal Proceedings; Liabilities; Solvency
7.1(k)                        Labor Matters, Agreements or Claims
7.1(n)                                                      Taxes
7.1(u)                                                  Insurance
7.1(x)                            Permits, Licenses and Approvals


The above schedules have been omitted from this exhibit. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.